Exhibit 99

DEARBORN BANCORP, INC.
COMPLETES
BANK OF WASHTENAW ACQUISITION

     DEARBORN, Michigan, October 29, 2004 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the holding company for Community Bank of Dearborn, announced today that it has closed on its acquisition of Bank of Washtenaw, a wholly owned bank subsidiary of Pavilion Bancorp, Inc. (OTC Bulletin Board: PVLN). Bank of Washtenaw, which was founded in January 2001, has its main office in Saline, Michigan and two offices in Ann Arbor, Michigan. As of September 30, 2004, Bank of Washtenaw had total assets of $76.4 million, loans of $68.4 million and deposits of $64.8 million.

     The definitive agreement for the transaction, valued at approximately $15,000,000, was reached on July 16, 2004 and regulatory approvals have been obtained. The consolidation of Bank of Washtenaw into the Community Bank of Dearborn will be effective at the close of business on October 29, 2004 and Bank of Washtenaw’s three offices will become branches of Community Bank of Dearborn.

     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The bank operates full service offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate, and Auburn Hills in the State of Michigan. Dearborn Bancorp’s common shares trade on the Nasdaq National Market under the symbol DEAR.

     Contact Michael J. Ross, President or Jeffrey L. Karafa, CFO at (313) 565-5700.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about Dearborn Bancorp, Inc. (the “Corporation”), and the banks. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.